Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Second Quarter 2020 Earnings;
Strong Cash Flow Generation and Solid Results

Dallas, July 28, 2020: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter GAAP diluted earnings per share of $0.93 and adjusted earnings per share of $1.30 on net sales of $1.2 billion. The Company exceeded expectations in mitigating the effects of COVID-19 and limited its impact on second quarter earnings to less than the previously forecasted range. These results were due to the resiliency of Acetyl Chain, the strength of Engineered Materials' commercial model and the continued stability in Acetate Tow. Celanese generated steady operating cash flow of $379 million and free cash flow of $283 million for the second quarter. The consistent strong cash generation, resulting from the focused efforts around productivity, fixed cost management and pricing discipline, continues to strengthen the Company's balance sheet and add capacity to pursue future growth. The recently announced Polyplastics transaction monetizes the ownership in a passive investment and further improves the Company's ability to make opportunistic investments.
"The focus and dedication of our employees, despite the challenges of COVID-19, enabled the Company to surpass our guidance for the quarter. The decisive actions taken by our global team to fully maximize the core strengths of the Company has helped to offset the severe demand deterioration, particularly in the Western Hemisphere. Even in these difficult times, the resolve and commitment of our employees is a testament to the Celanese spirit of action and collaboration. We continue to be purposeful in the steps we are taking today to prepare us for recovery and growth in the future," said Lori Ryerkerk, chairman and chief executive officer.
Second Quarter 2020 Financial Highlights:

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	420	563	593
Acetate Tow	127	129	164
Acetyl Chain	662	799	865
Intersegment Eliminations	(16)	(31)	(30)
Total	1,193	1,460	1,592

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Engineered Materials	(13)	102	103
Acetate Tow	31	27	(44)
Acetyl Chain	121	135	188
Other Activities	(56)	(70)	(61)
Total	83	194	186

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	109	220	210

Adjusted EBIT(1)
Engineered Materials	40	165	148
Acetate Tow	64	67	71
Acetyl Chain	116	139	189
Other Activities	(21)	(29)	(32)
Total	199	342	376

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	26	53	36
Acetate Tow	32	37	29

Operating EBITDA(1)	285	425	458
Diluted EPS - continuing operations	$0.93	$1.88	$1.67
Diluted EPS - total	$0.90	$1.82	$1.66
Adjusted EPS(1)	$1.30	$2.29	$2.38

Net cash provided by (used in) investing activities	(181)	(128)	(66)
Net cash provided by (used in) financing activities	(232)	(16)	(307)
Net cash provided by (used in) operating activities	379	259	424
Free cash flow(1)	283	135	356
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

Second Quarter 2020 Highlights:

•
Announced the agreement to monetize our equity investment in the Polyplastics joint venture for cash proceeds of $1.575 billion, which will be redeployed to expected higher return investments. This transaction is expected to close in the second half of this fiscal year.

•	Increased our outstanding share repurchase authorization to $1.563 billion, which includes a $500 million increase approved by the Board of Directors in July 2020.

•	Delivered robust operating cash flow of $379 million and free cash flow of $283 million even with the significant demand decline.

•
Announced the establishment of a European Compounding Center of Excellence at the Company's Forli, Italy facility, which includes the intended consolidation of compounding operations in Kaiserslautern, Germany; Wehr Germany; and Ferrara Marconi, Italy.

•	Executed $135 million in productivity initiatives year to date, more than two-thirds of our 2020 target.

•
Announced a contract extension and enhancement with Nanjing Chengzhi Clean Energy Co., Ltd to provide Celanese's Nanjing facility with a sustained supply of carbon monoxide for its 1,200 kiloton acetic acid plant.

•	Signed a long-term commercial agreement to supply Anhui Wanwei Group Co., Ltd with Celanese's green technology-based, ethylene-based vinyl acetate monomer.

•	Celanese Clarifoil anti-fog film selected by Safilo Group as the premium film for protective eyewear solutions.

•	US sites and offices collectively donated 25,000 N-95 masks to local hospitals, emergency responders, and nursing homes.

Second Quarter 2020 Business Segment Overview
Engineered Materials (EM)
Engineered Materials generated second quarter net sales of $420 million, reflecting stable pricing performance despite the sequential volume decline of 25 percent. The volume decline is largely attributed to the sequential global automotive demand decline of approximately 50 percent and significantly weaker demand across consumer appliances and industrial applications. Unlike previous economic downturns, this past quarter was marked by the impact of COVID-19 restrictions which effectively halted auto production for over two months across the vast majority of plants in the Western Hemisphere. The continued deferral of elective medical procedures in many locations due to COVID-19 resulted in medical volumes below our expectations in the quarter. The business was able to successfully maintain global pricing levels and slightly improve margins over raw materials costs. The EM business generated a GAAP operating loss of $13 million and adjusted EBIT of $40 million. GAAP operating loss and adjusted EBIT were impacted by approximately $40 million in incremental turnaround and inventory related costs, mainly associated with the completed turnaround at Bishop. The $27 million sequential decline of affiliate earnings was mainly attributed to the weaker performance of Ibn Sina amidst historically low oil prices.
Acetyl Chain
Acetyl Chain recorded net sales of $662 million in the second quarter, resulting from the sequential decline in pricing and volume of 11 percent and 6 percent, respectively. The continued deflationary environment for raw materials, including sharp declines in methanol and ethylene, added further pressure to the deterioration of industry pricing. Acetyl Chain generated GAAP operating profit of $121 million and adjusted EBIT of $116 million. The commercial actions taken by the team resulted in operating profit margin of 18.3 percent and adjusted EBIT margin of 17.5 percent which were higher margins than the prior quarter. Acetyl Chain continued to demonstrate its flexible, customer focused business model and purposefully flexed its product and regional optionality to drive operating profit margin improvement of 140 basis points. Based upon customer demand recovery in China, Acetyl Chain directed more sequential volume of VAM, emulsions and certain acid derivatives to China and utilized its low cost manufacturing footprint to service customers across a wide range of applications around the globe.
Acetate Tow
Acetate Tow reported GAAP operating profit of $31 million and adjusted EBIT of $64 million in the second quarter, with operating profit margin of 24.4 percent and adjusted EBIT margin of 50.4 percent. The business provides us with stable earnings as the underlying demand for tow products remains unaffected by the global pandemic. Dividends from affiliates were $32 million in the second quarter, lower sequentially due to the timing of dividend payments.

Cash Flow and Tax
The Company delivered strong second quarter operating cash flow and free cash flow of $379 million and $283 million, respectively, driven by resilient business performance, continued productivity, fixed cost management and pricing discipline. Capital expenditures in the quarter were $88 million, consistent with last year's average quarterly levels. For the quarter, a total of $74 million in cash was returned to shareholders through dividends. The effective US GAAP tax rate was 24 percent in the second quarter compared to 12 percent in the same quarter of last year, primarily due to adjustments in uncertain tax positions, tax attribute carryforwards and year over year earnings profile. Due to adjusted forecasts of foreign tax credit utilization for 2020, the Company lowered the full year adjusted tax rate to 12 percent in the quarter versus the 13 percent rate reflected in the prior quarter and prior year. This resulted in an adjusted tax rate of 10 percent for the quarter.

Outlook
"We have started to see demand recovery with the early third quarter order book at improved levels compared to the second quarter. We anticipate a modest sequential improvement in earnings next quarter with Engineered Materials leading the way with expected solid recovery in the automotive end market. We expect to see relatively consistent results in the Acetyl Chain with a modest volume recovery offsetting incremental energy and turnaround costs. The recent surge in COVID-19 cases continues to be of concern not only in terms of the impact on the economic recovery but, more importantly, to the health and safety of our employees. We continue to take all the necessary precautions to ensure the safety of our employees, which remains our highest priority," continued Ryerkerk. "Our focus remains on productivity, sourcing flexibility and working capital management and on taking intentional steps for recovery and growth into next year. As we navigate the challenges of this global pandemic, I am confident that we are well-positioned as a company to continue to be opportunistic in creating sustained value for our shareholders."
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library after market close on July 28, 2020. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Abe Paul	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 4432	Phone: +1 972 443 3750	Phone: +49 174 762 8784
abraham.paul@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration, scope, severity and geographic spread of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, employee health issues, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 28, 2020 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(In $ millions, except share and per share data)
Net sales	1,193	1,460	1,592
Cost of sales	(951)	(1,112)	(1,169)
Gross profit	242	348	423
Selling, general and administrative expenses	(114)	(125)	(118)
Amortization of intangible assets	(6)	(5)	(6)
Research and development expenses	(18)	(17)	(17)
Other (charges) gains, net	(21)	(6)	(98)
Foreign exchange gain (loss), net	1	(1)	1
Gain (loss) on disposition of businesses and assets, net	(1)	—	1
Operating profit (loss)	83	194	186
Equity in net earnings (loss) of affiliates	31	57	39
Non-operating pension and other postretirement employee benefit (expense) income	27	28	17
Interest expense	(27)	(28)	(29)
Refinancing expense	—	—	(4)
Interest income	1	2	2
Dividend income - equity investments	32	37	30
Other income (expense), net	—	2	(2)
Earnings (loss) from continuing operations before tax	147	292	239
Income tax (provision) benefit	(35)	(65)	(28)
Earnings (loss) from continuing operations	112	227	211
Earnings (loss) from operation of discontinued operations	(4)	(7)	(2)
Income tax (provision) benefit from discontinued operations	1	—	1
Earnings (loss) from discontinued operations	(3)	(7)	(1)
Net earnings (loss)	109	220	210
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	107	218	209
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	110	225	210
Earnings (loss) from discontinued operations	(3)	(7)	(1)
Net earnings (loss)	107	218	209
Earnings (loss) per common share - basic
Continuing operations	0.93	1.89	1.68
Discontinued operations	(0.03)	(0.06)	(0.01)
Net earnings (loss) - basic	0.90	1.83	1.67
Earnings (loss) per common share - diluted
Continuing operations	0.93	1.88	1.67
Discontinued operations	(0.03)	(0.06)	(0.01)
Net earnings (loss) - diluted	0.90	1.82	1.66
Weighted average shares (in millions)
Basic	118.3	119.3	125.3
Diluted	118.8	119.9	125.8

Consolidated Balance Sheets - Unaudited

	As of June 30, 2020	As of December 31, 2019

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	539	463
Trade receivables - third party and affiliates, net	729	850
Non-trade receivables, net	312	331
Inventories	1,031	1,038
Marketable securities	36	40
Other assets	62	43
Total current assets	2,709	2,765
Investments in affiliates	957	975
Property, plant and equipment, net	3,725	3,713
Operating lease right-of-use assets	201	203
Deferred income taxes	100	96
Other assets	399	338
Goodwill	1,098	1,074
Intangible assets, net	317	312
Total assets	9,506	9,476
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,045	496
Trade payables - third party and affiliates	599	780
Other liabilities	572	461
Income taxes payable	46	17
Total current liabilities	2,262	1,754
Long-term debt, net of unamortized deferred financing costs	2,989	3,409
Deferred income taxes	256	257
Uncertain tax positions	189	165
Benefit obligations	579	589
Operating lease liabilities	183	181
Other liabilities	179	223
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,995)	(3,846)
Additional paid-in capital	252	254
Retained earnings	6,576	6,399
Accumulated other comprehensive income (loss), net	(346)	(300)
Total Celanese Corporation stockholders' equity	2,487	2,507
Noncontrolling interests	382	391
Total equity	2,869	2,898
Total liabilities and equity	9,506	9,476